Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces First Quarter Results
Ankeny, IA, September 11, 2023 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq: CASY) one of the leading convenience store chains in the United States, today announced financial results for the three months ended July 31, 2023.

First Quarter Key Highlights

•Diluted EPS of $4.52, up 11% from the same period a year ago.
•Inside same-store sales increased 5.4% compared to prior year, and 12.1% on a two-year stack basis, with an inside margin of 40.6%. Total inside gross profit increased 10.3% to $556.4 million compared to the prior year.
•Same-store fuel gallons were up 0.4% compared to prior year with a fuel margin of 41.6 cents per gallon. Total fuel gross profit decreased 3.6% to $297.0 million compared to the prior year.
•Same-store operating expense excluding credit card fees were up 3.4%, favorably impacted by a 3% reduction in same-store labor hours.
•Casey's currently has 125 stores under agreement to acquire, including 63 stores previously announced from EG Group Ltd.

“Our team is off to a great start on our three-year strategic plan, highlighted by an 11% increase in diluted EPS,” said Darren Rebelez, Chairman, President and CEO. “With a more normalized macro operating environment in the quarter, the strength of Casey's unique business model was on full display. Inside same-store sales were strong, driven by whole pizza pies and the successful launch of Casey's Thin Crust Pizza. The fuel team continues to do an excellent job striking the right balance between gallon growth and gross profit margin, as evidenced by fuel margin of 41.6 cents per gallon while growing same-store gallons. Finally, I am very proud of our team's ability to effectively manage operating expenses as we continue to prioritize simplification and efficiency inside our stores.”

Earnings

	Three Months Ended July 31,
	2023	2022
Net income (in thousands)	$169,237	$152,932
Diluted earnings per share	$4.52	$4.09
Adjusted EBITDA (in thousands)[1]	$315,451	$293,209

Net income, diluted EPS, and Adjusted EBITDA (reconciled later in the document), were up compared to the same period a year ago primarily due to higher profitability inside the store partially offset by lower fuel margin and higher operating expenses due to operating 82 additional stores.

1 EBITDA and Adjusted EBITDA are reconciled later in the document

Inside

	Three Months Ended July 31,
	2023	2022
Inside sales (in thousands)	$1,369,749	$1,266,617
Inside same-store sales	5.4%	6.3%
Grocery and general merchandise same-store sales	5.2%	5.5%
Prepared food and dispensed beverage same-store sales	5.9%	8.4%
Inside gross profit (in thousands)	$556,434	$504,260
Inside margin	40.6%	39.8%
Grocery and general merchandise margin	34.1%	33.9%
Prepared food and dispensed beverage margin	58.2%	55.6%

Total inside sales were up 8.1% for the quarter driven by strong performance in the prepared food and dispensed beverage category, including whole pizza pies, hot sandwiches and donuts as well as non-alcoholic and alcoholic beverages, snacks and candy in the grocery and general merchandise category. Inside margin was up 80 basis points compared to the same quarter a year ago, primarily due to softening of prepared food and dispensed beverage ingredient costs as well as increased penetration of private label products.

Fuel2

	Three Months Ended July 31,
	2023	2022
Fuel gallons sold (in thousands)	713,991	689,467
Same-store gallons sold	0.4%	(2.3)%
Fuel gross profit (in thousands)	$296,978	$308,188
Fuel margin (cents per gallon, excluding credit card fees)	41.6 ¢	44.7 ¢

Total fuel gallons sold increased 3.6% compared to the prior year primarily due to the store count increase; also contributing were same-store gallons sold 0.4% versus the prior year. The Company’s total fuel gross profit was down 3.6% versus the prior year, as we lapped record high fuel margins last year. The Company sold $20.2 million in renewable fuel credits (RINs) in the first quarter, an increase of $2.5 million from the same quarter in the prior year.

Operating Expenses

	Three Months Ended July 31,
	2023	2022
Operating expenses (in thousands)	$560,855	$543,271
Credit card fees (in thousands)	$60,985	$67,277
Same-store operating expense excluding credit card fees	3.4%	2.6%

Operating expenses increased 3.2% during the first quarter. Nearly 3% of the increase is due to operating 82 more stores than prior year. Credit card fees decreased approximately $6 million due to lower retail fuel price which offset all remaining operating expense increases. Same-store employee expense was approximately flat, as the increase in wage rate was nearly offset by the reduction in same-store hours.
2 Fuel category does not include wholesale fuel activity, which is included in Other.

Expansion

Store Count
April 30, 2023	2,521
New store construction	10
Acquisitions	4
Acquisitions not opened	(2)
Prior acquisitions opened	4
Closed	(1)
July 31, 2023	2,536

Liquidity
At July 31, 2023, the Company had approximately $1.3 billion in available liquidity, consisting of approximately $439 million in cash and cash equivalents on hand and $900 million in available borrowing capacity on existing lines of credit.

Share Repurchase
During the first quarter, the Company repurchased shares for approximately $30 million. The Company has $370 million remaining under its existing share repurchase authorization.

Dividend
At its September meeting, the Board of Directors voted to pay a quarterly dividend of $0.43 per share. The dividend is payable November 15, 2023 to shareholders of record on November 1, 2023.

Fiscal 2024 Outlook
Casey's is updating its fiscal 2024 outlook as a result of the pending transactions and now expects to add at least 150 stores in fiscal 2024.

The Company is not updating its outlook for the following metrics. Casey’s currently expects inside same-store sales to increase 3% to 5%. We expect inside margin improvement to approximately 40% to 41%. The Company expects same-store fuel gallons sold to be between negative 1% to positive 1%. Total operating expenses are expected to increase approximately 5% to 7%. Net interest expense is expected to be approximately $55 million. Depreciation and amortization is expected to be approximately $340 million and the purchase of property and equipment is expected to be $500 to $550 million The tax rate is expected to be approximately 24% to 26% for the year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31,
	2023	2022
Total revenue	$3,869,251	$4,454,644
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,991,497	3,618,394
Operating expenses	560,855	543,271
Depreciation and amortization	82,905	76,295
Interest, net	12,495	13,816
Income before income taxes	221,499	202,868
Federal and state income taxes	52,262	49,936
Net income	$169,237	$152,932
Net income per common share
Basic	$4.54	$4.11
Diluted	$4.52	$4.09
Basic weighted average shares	37,300,952	37,222,943
Plus effect of stock compensation	155,187	186,762
Diluted weighted average shares	37,456,139	37,409,705

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 31, 2023	April 30, 2023
Assets
Current assets
Cash and cash equivalents	$439,112	$378,869
Receivables	133,726	120,547
Inventories	424,728	376,085
Prepaid expenses	24,625	22,107
Income taxes receivable	—	23,347
Total current assets	1,022,191	920,955
Other assets, net of amortization	191,900	192,153
Goodwill	618,477	615,342
Property and equipment, net of accumulated depreciation of $2,694,571 at July 31, 2023 and $2,620,149 at April 30, 2023	4,229,784	4,214,820
Total assets	$6,062,352	$5,943,270
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$53,640	$52,861
Accounts payable	570,485	560,546
Accrued expenses	294,873	313,718
Income taxes payable	15,001	—
Total current liabilities	933,999	927,125
Long-term debt and finance lease obligations, net of current maturities	1,598,524	1,620,513
Deferred income taxes	559,493	543,598
Insurance accruals, net of current portion	32,070	32,312
Other long-term liabilities	161,971	159,056
Total liabilities	3,286,057	3,282,604
Total shareholders’ equity	2,776,295	2,660,666
Total liabilities and shareholders’ equity	$6,062,352	$5,943,270

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three months ended July 31,
	2023	2022
Cash flows from operating activities:
Net income	$169,237	$152,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82,905	76,295
Amortization of debt issuance costs	278	345
Share-based compensation	10,468	16,185
(Gain) loss on disposal of assets and impairment charges	(1,448)	230
Deferred income taxes	15,895	24,727
Changes in assets and liabilities:
Receivables	(13,179)	(37,859)
Inventories	(48,256)	(2,899)
Prepaid expenses	(2,518)	(6,504)
Accounts payable	(4,344)	34,799
Accrued expenses	(20,150)	(7,865)
Income taxes	39,139	23,953
Other, net	1,104	1,867
Net cash provided by operating activities	229,131	276,206
Cash flows from investing activities:
Purchase of property and equipment	(68,903)	(82,070)
Payments for acquisition of businesses, net of cash acquired	(13,297)	(1,065)
Proceeds from sales of assets	5,784	5,019
Net cash used in investing activities	(76,416)	(78,116)
Cash flows from financing activities:
Payments of long-term debt	(29,665)	(15,998)
Payments of cash dividends	(14,945)	(13,128)
Repurchase of common stock	(29,893)	—
Tax withholdings on employee share-based awards	(17,969)	(15,478)
Net cash used in financing activities	(92,472)	(44,604)

Net increase in cash and cash equivalents	60,243	153,486
Cash and cash equivalents at beginning of the period	378,869	158,878
Cash and cash equivalents at end of the period	$439,112	$312,364
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Three months ended July 31,
	2023	2022
Cash paid during the period for:
Interest, net of amount capitalized	$10,701	$8,689
Income taxes, net	—	—
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	42,188	42,008
Right-of-use assets obtained in exchange for new finance lease liabilities	8,345	736
Right-of-use assets obtained in exchange for new operating lease liabilities	2,214	—

Summary by Category (Amounts in thousands)
Three months ended July 31, 2023	Fuel	Grocery & General Merchandise	Prepared Food & Dispensed Beverage	Other	Total
Revenue	$2,427,333	$996,936	$372,813	$72,169	$3,869,251
Gross profit	$296,978	$339,573	$216,861	$24,342	$877,754
	12.2%	34.1%	58.2%	33.7%	22.7%
Fuel gallons sold	713,991
Three months ended July 31, 2022
Revenue	$3,096,342	$923,064	$343,553	$91,685	$4,454,644
Gross profit	$308,188	$313,307	$190,953	$23,802	$836,250
	10.0%	33.9%	55.6%	26.0%	18.8%
Fuel gallons sold	689,467

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2024	0.4%					F2024	41.6	¢
F2023	(2.3)	0.3%	(0.5)%	—%	(0.8)%	F2023	44.7		40.5	¢	40.7	¢	34.6	¢	40.2	¢
F2022	9.0	2.5	5.7	1.5	4.4	F2022	35.1		34.7		38.3		36.2		36.0

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2024	5.2%					F2024	34.1%
F2023	5.5	6.9%	5.8%	7.1%	6.3%	F2023	33.9	33.3%	34.0%	33.0%	33.6%
F2022	7.0	6.8	7.7	4.3	6.3	F2022	33.0	33.3	32.0	32.5	32.7

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2024	5.9%					F2024	58.2%
F2023	8.4	10.5%	5.0%	4.9%	7.1%	F2023	55.6	56.7%	57.3%	56.8%	56.6%
F2022	10.8	4.1	7.4	7.6	7.4	F2022	61.0	60.6	58.0	56.9	59.2

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets as well as impairment charges. Neither EBITDA nor Adjusted EBITDA are considered GAAP measures, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.
The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended July 31, 2023 and 2022:

(in thousands)	Three Months Ended July 31,
	2023	2022
Net income	$169,237	$152,932
Interest, net	12,495	13,816
Federal and state income taxes	52,262	49,936
Depreciation and amortization	82,905	76,295
EBITDA	316,899	292,979
(Gain) loss on disposal of assets and impairment charges	(1,448)	230
Adjusted EBITDA	$315,451	$293,209
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of grocery and general merchandise and prepared food and dispensed beverage
This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on September 12, 2023. The call will be broadcast live over the Internet at 7:30 a.m. CST. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 965-6587	Katie Petru (515) 446-6772